For Immediate Release

First Connecticut Bancorp Announces Plans to Enter Massachusetts

FARMINGTON, Conn. -- SEPTEMBER 24, 2014 -- First Connecticut Bancorp, Inc. (NASDAQ: FBNK), the publicly owned holding company of Farmington Bank, today announced plans to enter Massachusetts with the establishment of a commercial lending office and two de novo hub branches, subject to regulatory approval, located in West Springfield and East Longmeadow, Massachusetts.

“Farmington Bank’s expansion into Massachusetts reinforces our ongoing strategy to grow the franchise organically in contiguous markets,” said John J. Patrick Jr., chairman, president and CEO of First Connecticut Bancorp and Farmington Bank.  “This move complements Farmington Bank’s commercial loan growth in Connecticut and provides us the opportunity to expand our role as a vital and active participant in New England’s Knowledge Corridor running from Springfield through Hartford to New Haven – an economic region that constitutes the 20th largest metro market in the country.  We look forward to bringing our 163-year history as a community bank to our neighbors in Massachusetts,” said Patrick.

Farmington Bank’s commercial lending office will initially be staffed with four experienced western Massachusetts commercial lenders, led by Michael Moriarty who will assume the position of Senior Vice President and Regional Executive for the market. Moriarty, a West Springfield resident, has an extensive commercial banking background and was most recently an Executive Vice President with United Bank. In addition to Moriarty, the commercial lending team will include three other seasoned lenders: Joseph Kulig, vice president; Joseph Young, vice president; and Candace Pereira, assistant vice president, all formerly with United Bank.

With this expansion, Farmington Bank banking services will now be available from Hampden County, Massachusetts to New Haven, Connecticut, spanning New England’s Knowledge Corridor, an interstate partnership of regional economic development, planning, business, tourism and educational institutions that work together to advance the region’s economic progress.

Farmington Bank is a full-service community bank with 22 branch locations throughout central Connecticut, offering commercial and residential lending as well as wealth management services in Connecticut and western Massachusetts. Established in 1851, Farmington Bank is a diversified consumer and commercial bank with an ongoing commitment to contribute to the betterment of the communities in our region. Farmington Bank, with assets of more than $2.3 billion, is a wholly-owned subsidiary of First Connecticut Bancorp, Inc. (NASDAQ: FBNK). For more information about Farmington Bank, visit farmingtonbankct.com.

Forward Looking Statements
This press release may contain certain forward-looking statements about the Company. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They may or may not include words such as "believe," "expect," "anticipate," "estimate," and "intend" or future or conditional verbs such as "will," "would," "should," "could," or "may." Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiaries are engaged.

CONTACT:	Jennifer H. Daukas
Investor Relations Officer
One Farm Glen Boulevard, Farmington, CT 06032
P 860-284-6359 | F 860-409-3316
jdaukas@farmingtonbankct.com
farmingtonbankct.com

Source: First Connecticut Bancorp, Inc.

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